UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 1, 2014
HYDE PARK ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)
Delaware	001-35576	27-5156956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
500 Fifth Avenue, 50th Floor, New York, New York		10110
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 644-3450

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.02  Termination of a Material Definitive Agreement

As previously disclosed, on November 27, 2013, Hyde Park Acquisition Corp. II (“Hyde Park”), Santa Maria Energy Corporation (“Santa Maria Energy Corporation”), HPAC Merger Sub, Inc. (“HPAC Merger Sub”), SME Merger Sub, LLC (“SME Merger Sub”) and Santa Maria Energy Holdings, LLC (“Santa Maria Energy”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement” and the transactions contemplated thereby, the “Merger”).  The Merger Agreement  provided that it could be terminated by Hyde Park or Santa Maria Energy if the Merger was not completed on or prior to May 1, 2014, subject to certain limitations.  On May 2, 2014, Santa Maria Energy terminated the Merger Agreement as a result of the Merger not being completed on or prior to May 1, 2014.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, the continued listing of Hyde Park’s common stock on the Nasdaq Capital Market was  subject to the condition that, among other things, the Merger was completed on or before May 1, 2014.   On May 1, 2014, Nasdaq notified Hyde Park that, as a result of the Merger not being completed on or before May 1, 2014, trading in Hyde Park’s common stock would be suspended effective as of the open of business on May 5, 2014, and that Hyde Park’s common stock would be delisted from the Nasdaq Capital Market upon expiration of all applicable appeal periods.

Item 5.07.  Submission of Matters to a Vote of Security Holders

On April 30, 2014, Hyde Park reconvened a special meeting of stockholders (the “Special Meeting”)  at which the Company’s stockholders voted to adopt and approve a proposal (the “April 30 Adjournment Proposal”) to adjourn the Special Meeting.  The Special Meeting was adjourned until 3:00 p.m., eastern time, on May 1, 2014, at which time the Company’s stockholders voted to adopt and approve a proposal (the “May 1 Adjournment Proposal”) to further adjourn the meeting  until May 9, 2014 at 9:00 a.m., at its original location, the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, 11th Floor, New York, New York 10022.   Hyde Park did not hold a vote with respect to the Merger Agreement because Hyde Park had received conversion requests in excess of the amount that would have permitted Hyde Park to satisfy the minimum cash condition in the Merger Agreement.  The votes cast with respect to the April 30 Adjournment Proposal and the May 1 Adjournment Proposal were as follows:

FOR	AGAINST	ABSTAIN
7,640,217	2,189,512	18,000

Item 8.01 Other Events

As required by Hyde Park’s Amended and Restated Certificate of Incorporation, from and after May 1, 2014, Hyde Park ceased all operations except for the purposes of winding up, and, effective May 6, 2014, will redeem 100% of the shares of common stock issued in its initial public offering (“IPO Shares”) for cash for a redemption price per share equal to the amount then held in Hyde Park’s trust account, including the interest earned thereon, less taxes payable, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any). Stockholders whose stock is held in “street name” through a broker will receive payment through the Depository Trust Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDE PARK ACQUISITION CORP. II

Date: May 6, 2014	By:	/s/ Laurence S. Levy
Name: Laurence S. Levy
Title: Chief Executive Officer